Exhibit 99.1

NAPCO Reports Second Quarter Results for Fiscal 2009

- Management to Host Conference Call Today at 11am ET -

AMITYVILLE, N.Y.--(BUSINESS WIRE)--February 9, 2009--NAPCO Security Technologies, Inc., (NASDAQ: NSSC), one of the world’s leading suppliers of high performance electronic security equipment for over 30 years, today announced financial results for its second quarter ended December 31, 2008.

Net sales for the three months ended December 31, 2008 were $19,079,000, an increase of 18% compared to $16,166,000 reported for the same quarter a year earlier. Net sales for the six months ended December 31, 2008 were $36,562,000, an increase of 22% compared to $30,042,000 reported for the same six-month period a year earlier.

Gross Profit for the three months ended December 31, 2008 was $6,214,000, an increase of 14% compared to $5,447,000 for the same quarter a year earlier. Gross Profit for the six months ended December 31, 2008 was $11,820,000, an increase of 11% compared to $10,671,000 for the same six-month period a year ago.

EBITDA* for the three months ended December 31, 2008 was $1,400,000 as compared to $1,578,000 for the same quarter a year earlier, an 11% decrease. EBITDA for the six months ended December 31, 2008 was $2,571,000 as compared to $2,690,000 for the same six-month period a year ago, a 4% decrease.

Operating income for the three months ended December 31, 2008 was $766,000, a decrease of 40% from $1,285,000 a year ago. Operating income for the six months ended December 31, 2008 was $1,596,000, a decrease of 24% from $2,088,000 a year ago.

Net income for the three months ended December 31, 2008 was $332,000, or $0.02 per fully diluted share, a decrease of 72% from $1,172,000, or $0.06 per fully diluted share last year. Net income for the six months ended December 31, 2008 was $654,000, or $0.03 per fully diluted share, a decrease of 58% from $1,547,000, or $0.08 per fully diluted share last year. Per share results are based on 19,095,713 and 19,820,906 fully diluted weighted average shares outstanding for the three months ended December 31, 2008 and 2007, respectively, and, 19,206,453 and 19,985,412 fully diluted weighted average shares outstanding for the six months ended December 31, 2008 and 2007, respectively.

Richard Soloway, Chairman and President, stated, “In light of continued challenges related to the global economy, we are pleased with our second quarter fiscal 2009 financial results. Despite these adverse conditions, we generated EBITDA of $1.4 million and cash flow from operations of approximately $2.7 million. Our debt position, net of cash, was reduced this quarter by approximately $2.3 million. I am encouraged with the improved gross margin level this quarter of 32.6% over the level that we achieved last quarter (32%) and for all of fiscal 2008 (30%). The gross margin improvement is due to a better product mix, less low margin buy-sell sales transactions, a lower percentage of international sales, the impact of the addition of Marks USA revenue, and the strength of our overall businesses, which encompass multiple segments of the diverse security industry through our groups’ divisions of NAPCO, Alarm Lock, Continental, and Marks USA. By marketing our products through different sales teams, distributors, and installers in these divisions we take advantage of security market conditions. During this specific quarter, the increase in net sales for the three and six months was largely the result of the revenues contributed from the Marks USA acquisition as well as increased sales in the Company’s door locking and access control products as partially offset by a decrease in the Company’s intrusion products. The decrease in operating income for the three and six months was primarily due to the decrease in intrusion sales as partially offset by the increased revenue and gross profit, both of which resulted primarily from adding the sales and operations of Marks USA. “

“In addition, I am cautiously optimistic that gross margins will continue to improve as a result of continued integration of Marks USA as well as a major across the board cost savings program that was recently instituted which will better align our cost structure as well as improve efficiency.”

Mr. Soloway continued, “Going forward, the emphasis will be on maintaining the considerable momentum that exists on our commercially-driven, locking and access control businesses, while driving growth (back) into the residential security and international sectors.”

“Alarm Lock standalone access control locks provide a cost-effective security solution to retail outlets, hospitals and schools/ universities. The increased need to control retail theft and the continued counter-economic growth of the healthcare and education sectors, continue to provide strong demand for Alarm Lock locking solutions.”

“In the face of declining commercial construction, Marks USA division has targeted new product introductions toward the growing retrofit and refurbishment markets. Marks’ new lines of Life Safety healthcare locksets, HI-SECURITY™ locking cylinders and the Custom Locking Products line all focus on commercial institutions with a need to expand or revitalize their existing facilities.”

“Public buildings and institutions are reflecting a renewed interest in enhancing their security and limiting work-place violence, in this tough economic climate. The need for Continental’s enterprise-class access control solutions, with its innovative lock-down feature, has met with strong market vitality.”

“The iSee Video™ product and service line will continue to exhibit vibrancy as small business need for the product grows, during these challenging economic times. The product enables retail outlet managers to keep track of multiple locations via video surveillance, that can be viewed from any web-enabled cell phone or computer. iSee Video™ will help retailers better control internal shrinkage and shoplifting by supplying store-owners with video clips, emailed at the time of the event, which show security breaches in high-resolution video. The iSeeVideo product line provides NAPCO and its network of dealers a consistent, recurring revenue income stream.”

“NAPCO has internationally introduced a voice-enabled security system that speaks in the consumers’ native language to enable operation and announce status of the system. This unique product has met with positive market acceptance and promises to drive encouraging international sales growth.”

Mr. Soloway concluded, “As we look ahead to the remainder of fiscal 2009 and these uncertain times, we remain confident in our ability to increase sales by developing the most technologically advanced, intuitively designed security solutions for the vast security marketplace. With our latest security acquisition Marks USA, our business mix is now approximately 80% commercial, industrial, governmental and institutional, and 20% residential security. In today’s economy, when people are concerned more than ever about personal security, protecting their possessions, and protection of their businesses, NAPCO has established itself as the supplier of the broadest line of security equipment and systems for the protection of life and property, which should bode well for the Company’s future, because more than ever, everyone needs more security.”

NAPCO will host a conference call for the investment community today at 11:00 AM EST. Interested parties may participate in the call by dialing (877) 407-8291; international callers dial (201) 689-8345 about 5 – 10 minutes prior to 11:00 AM EST. The conference call will also be available on replay starting at 3:00 PM EST on February 9, 2009 and ending on February 23, 2009. For the replay, please dial (877) 660-6853 (replay account #332, replay conference #312039). The access number for the replay for international callers is (201) 612-7415 (replay account #332, replay conference #312039).

NAPCO Security Technologies, Inc. is one of the world's leading manufacturers of technologically advanced electronic security equipment including intrusion and fire alarm systems, access control and door locking systems. The Company consists of NAPCO plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. The products are installed by security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for technical excellence, reliability and innovation, poising the Company for growth in the rapidly expanding electronic security market, a multi-billion dollar market .

For additional information on NAPCO, please visit the Company's web site at www.napcosecurity.com.

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

*EBITDA is defined as Earnings Before Interest, Taxes and Depreciation/Amortization.

NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales	$19,079	$16,166	$36,562	$30,042
Cost of sales	12,865	10,719	24,742	19,371
Gross Profit	6,214	5,447	11,820	10,671
Selling, general, and administrative expenses	5,448	4,162	10,224	8,583
Operating Income	766	1,285	1,596	2,088
Interest expense, net	429	224	744	419
Other expense, net	(54)	11	25	18
Total Other expense	375	235	769	437
Income Before Minority Interest and Provision for Income Taxes
	391	1,050	827	1,651
Minority interest in loss of subsidiary	70	20	112	59
Income Before Provision for Income Taxes	461	1,070	939	1,710
Provision (Benefit) for income taxes	129	(102)	285	163
Net income	$332	$1,172	$654	$1,547
Earnings per share:
Basic	$0.02	$0.06	$0.03	$0.08
Diluted	$0.02	$0.06	$0.03	$0.08
Basic	19,095,713	19,297,252	19,095,537	19,432,471
Diluted	19,095,713	19,820,906	19,206,453	19,985,412

EBITDA	$1,400,000	$1,578,000	$2,571,000	$2,690,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	December 31,	June 30,
ASSETS	2008 (unaudited)	2008
	(in thousands, except share data)
Current Assets:
Cash and cash equivalents	$5,631	$2,765
Accounts receivable, net of reserves	22,997	25,823
Inventories	27,602	19,548
Prepaid expenses and other current assets	1,242	1,121
Deferred income taxes	790	769

Total Current Assets	58,262	50,026
Inventories – non-current, net	9,051	7,724
Property, plant and equipment, net	9,455	8,989
Intangible assets, net	16,238	--
Goodwill, net	10,609	9,686
Other assets	400	298

Total Assets	$104,015	$76,723

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current portion of long-term debt	$3,572	$--
Accounts payable	5,714	4,857
Accrued expenses	1,387	1,333
Accrued salaries and wages	2,114	2,543
Accrued income taxes	12	--

Total Current Liabilities	12,799	8,733

Long-term debt	34,635	12,400
Accrued income taxes	305	294
Deferred income taxes	1,719	1,607
Minority interest in subsidiary	147	147

Total Liabilities	49,605	23,181

Commitments and Contingencies
Stockholders’ Equity:
Common stock, par value $.01 per share; 40,000,000 shares authorized, 20,095,713 and 20,092,473 shares issued and 19,095,713 and 19,092,473 shares outstanding, respectively

	201	201
Additional paid-in capital	13,638	13,424
Retained earnings	46,186	45,532
	60,025	59,157
Less: Treasury Stock, at cost (1,000,000 shares)	(5,615)	(5,615)
Total stockholders’ equity	54,410	53,542

Total Liabilities and Stockholders’ Equity	$104,015	$76,723

CONTACT:
NAPCO Security Technologies, Inc.
Richard L. Soloway, CEO
Kevin S. Buchel, Senior VP
631-842-9400 ext. 120
or
Wolfe Axelrod Weinberger Assoc. LLC
Donald Weinberger
Diana Bittner (Media)
212-370-4500
Fax: 212-370-4505
don@wolfeaxelrod.com